Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

Rocky Brands Outlines Shareholder Value Creation Efforts

NELSONVILLE, Ohio – August 17, 2016 – Rocky Brands, Inc. (NASDAQ:RCKY) today provided an overview of the steps it is taking, in conjunction with third-party advisors, to maximize profitability, drive long-term revenue growth and maximize shareholder value. This range of activities include, among others, reducing expenses, reorganizing and refocusing its sales efforts, and increasing operating efficiencies.

Management and the Board of Directors are in agreement to pursue operational and cost efficiencies. To that end, the Company has recently reduced its U.S. work force, which is expected to result in approximately $3.0 million in reduced annualized operating expenses once the plan is fully implemented.

Similar to many of its direct competitors, including the North American operations of the Heritage Group of Wolverine Worldwide and Timberland Pro Group of VF Corporation, the Company’s net sales in the first half of 2016 were affected by unusually warm weather, retailer strategies to lower their inventory levels, increased ecommerce sales, volatility in the oil and gas markets, and lower consumer spending for soft goods generally, including footwear. To that end, the Company is shifting more resources to support its lifestyle segment growth prospects, which it believes will help reduce its dependence on optimal weather, resulting in improved profitability and greater shareholder value over the long-term. The Company’s profitability in the first half of 2016 was also impacted by additional costs to significantly increase production of contract military boots at its Puerto Rico factory. Management and the Board of Directors have determined that making continued strategic investments in the Company’s internal manufacturing capabilities positions the Company to capitalize on the current strong demand for military footwear.

“Our total focus at this time is on maximizing earnings and laying the groundwork for more consistent profitability in future years,” said David Sharp, President and Chief Executive Officer. “While unseasonal weather and a soft retail environment have created headwinds for our core boot business along with many of our industry peers, we remain confident that our ongoing efforts to reduce our dependence on optimal weather and improve operational efficiencies will help to boost top and bottom line performance. Following an initial investment in additional labor and training in our Puerto Rico facility which has temporarily pressured margins, we are now well positioned to fulfill the triple digit increase in contracted military orders we have already received for 2016. These efforts should contribute to more consistent growth and greater shareholder value in the years ahead.”

Exhibit 99

Mike Brooks, Chairman of the Board, added, “The Board has confidence in management’s ability to return the Company to profitability. The Board is always evaluating the best means by which to help grow the business and enhance long-term value for our shareholders. Part of this process will involve a thoughtful search process to identify potential director candidates who could bring additional industry expertise and experience to our Board, as well as focusing our investments on the growth prospects with the highest possible returns.”

In addition to proactively addressing structural and operational improvements, the Company plans to continue to return capital to shareholders through its quarterly dividend of $0.11 per share, or approximately $3.3 million annually, and its $7.5 million share buyback program authorized by the Board in March 2016 and in effect through February 2017. The Board of Directors believes that the shares are undervalued and that the repurchase of shares at this time is in the long-term interest of all shareholders. The company to date has repurchased 106,171 shares for $1,236,000 under the share repurchase authorization.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, Creative Recreation®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2015 (filed March 3, 2016) and quarterly reports on Form 10-Q for the periods ended March 31, 2016 (filed April 29, 2016) and June 30, 2016 (filed July 28, 2016). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.